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                             [McM Corp. Letterhead]






        RALEIGH, NORTH CAROLINA, APRIL 1, 1999 -- FOR IMMEDIATE RELEASE

                            McM Odd Lot Tender Offer

     McM Corporation, a Raleigh based insurance holding company ("McM"), announced that it has offered to purchase the issued and outstanding shares of its common stock from its 333 "odd lot" shareholders of record, each of whom owns less than 100 shares of stock. The odd lot tender offer is at a cash price of $3.65 per share. The odd lot shareholders own less than one percent of McM's outstanding common stock.

     McM Corporation was previously listed on the NASDAQ SmallCap Market under the trading symbol MCMC. McM was delisted as a result of the successful completion on October 1, 1998, of a tender offer for the Company's public shares. This tender offer resulted in McM's no longer meeting the requirements for continued listing on the NASDAQ SmallCap Market.

     Currently, there is no active public market for McM's common shares.


COMPANY CONTACT:

George E. King
McM Corporation
(919) 833-1600